AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION JUNE 7, 1996
                                                    REGISTRATION NO. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                    INNOVATIVE GAMING CORPORATION OF AMERICA
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

          MINNESOTA                                       41-1713864
(State or other jurisdiction                           (I.R.S. employer
of incorporation or organization)                    identification number)

                      12700 Industrial Boulevard, Suite 60
                            Plymouth, Minnesota 55441
                                 (612) 557-6744
    (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)
                      ------------------------------------

                               EDWARD G. STEVENSON
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                    INNOVATIVE GAMING CORPORATION OF AMERICA
                      12700 INDUSTRIAL BOULEVARD, SUITE 60
                            PLYMOUTH, MINNESOTA 55441
                                 (612) 557-6744

            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                 WITH COPIES TO:

                             WILLIAM M. MOWER, ESQ.
                             DOUGLAS T. HOLOD, ESQ.
                         MASLON EDELMAN BORMAN & BRAND,
                  A PROFESSIONAL LIMITED LIABILITY PARTNERSHIP
                               3300 NORWEST CENTER
                        MINNEAPOLIS, MINNESOTA 55402-4140
                                 (612) 672-8200

         APPROXIMATE DATE OF THE COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                  --------------------------------------------

                         CALCULATION OF REGISTRATION FEE

                                                                                     PROPOSED
                                                           PROPOSED MAXIMUM           MAXIMUM
                                                          AGGREGATE OFFERING         AGGREGATE
 TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE           PRICE PER              OFFERING            AMOUNT OF
         TO BE REGISTERED               REGISTERED           SHARE(1)(2)            PRICE(1)(2)       REGISTRATION FEE

Common Stock, $.01 par value ...... 500,000  Shares            $11.125              $5,562,500           $1,918.10
Common Stock Purchase
     Warrants ..................... 125,000 Warrants            $6.90                $862,500             $297.42

(1)      Estimated solely for the purpose of calculating the registration fee.

(2) Calculated pursuant to Rule 457(c) and Rule 457(o) under the Securities Act of 1933 based upon the average of the high and low trading prices on June 3, 1996, as reported on the Nasdaq National Market.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.






Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.




                    SUBJECT TO COMPLETION, DATED JUNE 7, 1996

PROSPECTUS

                    Innovative Gaming Corporation of America
               WARRANTS TO PURCHASE 125,000 SHARES OF COMMON STOCK
                         500,000 SHARES OF COMMON STOCK

                      ------------------------------------


           This Prospectus relates to 125,000 shares of Common Stock of Innovative Gaming Corporation of America (the "Company") issuable upon exercise of warrants issued to certain underwriters in the Company's initial public offering (the "Underwriters' Warrants), 125,000 redeemable Common Stock Purchase Warrants (the "Redeemable Warrants") issued upon exercise of the Underwriters' Warrants and 125,000 shares of Common Stock issuable upon exercise of the Redeemable Warrants.

           Each Underwriters' Warrant entitles the holder to purchase a unit consisting of one share of Common Stock and one Redeemable Warrant, at a price of $6.90 per unit, until May 28, 1998. Each Redeemable Warrant entitles the holder to purchase one share of Common Stock, at a price of $8.50 per share, until August 31, 1996. The Company has the right to redeem the Redeemable Warrants, at $0.01 per Redeemable Warrant, upon 30 days written notice, provided that the closing bid price for the Common Stock exceeds $9.50 per share for any 20 consecutive trading days prior to such notice.

           This Prospectus also relates to 250,000 shares of Common Stock issuable upon exercise of certain warrants (the "Selling Shareholders' Warrants, and collectively with the Underwriters' Warrants and the Redeemable Warrants, the "Warrants") that are being sold by certain shareholders of the Company (the "Selling Shareholders"). Such Selling Shareholders Warrants have exercise prices ranging from $8.00 to $13.00 and have expiration dates of either September 7, 1998 or September 7, 1999.

           The Company will receive approximately $862,500 if all Underwriters' Warrants are exercised, approximately $1,062,500 if all the Redeemable Warrants are exercised, and approximately $2,400,000 if all of the Selling Shareholders' Warrants are exercised. The Company will receive no proceeds from the sale of the Common Stock.

           The Common Stock is listed on the Nasdaq National Market under the symbol "IGCA." On June 3, 1996, the last sale price for the Common Stock as reported on the Nasdaq National Market was $11.125.

           SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DESCRIPTION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY INVESTORS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.

                      ------------------------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          NEITHER THE NEVADA GAMING CONTROL BOARD NOR THE NEVADA GAMING
              COMMISSION NOR ANY OTHER GAMING AUTHORITY HAS PASSED
                UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
                   OR THE INVESTMENT MERITS OF THE SECURITIES
                       OFFERED HEREBY. ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.

                      ------------------------------------


               The date of this Prospectus is ____________, 1996.





                             ADDITIONAL INFORMATION

         This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") which the Company has filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

         The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information as well as the Registration Statement and Exhibits of which this Prospectus is a part filed by the Company may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the following Regional Offices: 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street--Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Material filed by the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference and made a part hereof: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (ii) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996; and (iii) the description of the Company's Common Stock included in its Registration Statement on Form SB-2 (Registration No. 33-61492C) under the caption Description of Securities.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering described herein shall be deemed to be incorporated by reference in this Prospectus from the respective dates those documents are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained



                                        2



herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been, or may be, incorporated in this Prospectus by reference, other than exhibits to such documents. Request for such copies should be directed to Innovative Gaming Corporation of America, 12700 Industrial Boulevard, Suite 60, Plymouth, Minnesota 55441, Attention: Edward G. Stevenson, President and Chief Executive Officer.


                               RECENT DEVELOPMENTS

         On May 23, 1996, the Company received unanimous approval by the Nevada Gaming Commission for licensure as a manufacturer, distributor and slot operator in the State of Nevada. The Company is now eligible to submit its products to the Nevada gaming officials for approval.

         On May 28, 1996, the Company's shareholders approved increasing the shares reserved for issuance under the Company's 1992 Stock Option Plan by 445,000.



                                        3



                                  RISK FACTORS

         Each prospective investor should carefully consider the following factors, among others, prior to purchasing any of the securities offered hereby.

NEW AND EXPANDING BUSINESSES

         The Company is continuing to expand and diversify its business by developing and introducing new products and entering into new lines of business that complement and enhance the Company's existing businesses. The Company faces the risks, expenses and difficulties frequently encountered by new and rapidly expanding businesses, including, but not limited to, fluctuating cash flow, initial high development costs of new products without corresponding sales pending receipt of regulatory approvals and market introduction and acceptance of new products. There is no assurance that the Company's products will be accepted in the marketplace and that regulatory approvals will be obtained. Furthermore, the Company will need to manage the transition to higher volume operations, entrance into new markets, integration of operations, control of overhead expense and the addition, training and management of qualified personnel.

         The Company's successful entry as a video gaming machine manufacturer and supplier is dependent upon numerous factors, including its ability to design, manufacture, market and service gaming machines that achieve player and casino acceptance while maintaining product quality and acceptable margins and to compete against gaming machine suppliers with greater financial resources, name recognition and established service networks and customer relationships. The Company believes that it will need to develop gaming machines that offer technological advantages or unique entertainment features in order for the Company to be able to compete effectively in the gaming machine market.

RAPIDLY CHANGING TECHNOLOGY

         The Company's business is characterized by rapidly changing technology and frequent new product introductions and enhancements. The Company's success will depend in part on its ability to continue to enhance its existing products and to introduce in a timely manner new products that meet evolving customer requirements and achieve market acceptance. There can be no assurance that the Company will be successful in identifying, developing and marketing new products or enhancing its existing products. The Company's business will be adversely affected if the Company experiences delays in developing new products or enhancements or if such products or enhancements do not gain customer acceptance.

COMPETITION

         The market for video gaming machines is very competitive. There are a number of established, well-financed and well-known companies that compete with the Company's products. The Company will also compete with other established gaming machine manufacturers such as International Game Technology, Bally Gaming International, Inc., WMS Gaming, Inc. and Sigma Gaming, Inc. The development of a successful new product or product design by a competitor



                                        4



could adversely affect sales of the Company's products and, although the Company would endeavor to respond quickly with its own competing products, no assurance can be made that a significant new product designed by a competitor would not have a material adverse effect on the Company's results of operations.

FACTORS AFFECTING PROFITABILITY AND GROWTH

         All of the Company's revenues and profits are derived from the gaming industry. The continued profitability and growth of the Company's business is substantially dependent upon factors that are beyond the control of the Company, including, among others, the pace of development, expansion and renovation of casinos and other forms of casino gaming in new jurisdictions, the continued popularity of casino gaming as a leisure activity. The expansion of the gaming industry has slowed in recent years and the continued expansion of gaming markets is dependent upon political, legal and other factors which are beyond the control of the Company. As a result of these and other factors, there is no assurance of the Company's continued growth or profitability.

DEPENDENCE UPON RELATIONSHIP WITH VENDORS AND SUPPLIERS

         The Company has historically utilized one of its suppliers to facilitate the flow of various parts and components from Japanese vendors. The Company is not obligated to purchase parts and components from any specific vendor and is not subject to any minimum purchase requirements. On February 2, 1996, the Company negotiated pricing for a minimum of two years for specific electronic components with its Japanese suppliers in its efforts to reduce product cost. With pricing of certain electronic parts solidified by contract, the Company is utilizing a more domestic base of vendors for the balance of components to reduce the reliance on exchange rate sensitivities. A significant interruption or delay in the delivery of components from suppliers could have a material adverse effect on the Company's results of operations.

PRODUCT PROTECTION

         The Company's business is dependent upon its ability to protect its proprietary software, hardware and other intellectual property. The Company relies primarily on a combination of non-disclosure agreements for its key employees, license agreements with its customers and suppliers and trade secret protection to protect such intellectual property. Despite the Company's precautions, it may be possible for unauthorized parties to copy or to "reverse engineer" certain portions of the Company's products or to obtain and use information that the Company believes is proprietary. Therefore, there is no assurance that precautionary steps taken by the Company in this regard will be adequate to deter misappropriation of its intellectual property or independent third party development of functionally equivalent products or that the Company can meaningfully protect its rights to such proprietary intellectual property.

         The Company relies on a combination of patent, trade secret, copyright and trademark law, nondisclosure agreements and technical security measures to protect its rights pertaining to its products. The Company holds the patent for Video Blackjack, Live Video Craps and Live Video



                                        5



Roulette. There can be no assurance that such patents are valid. The Company may file for patents on certain features of products that the Company may develop in the future. No assurance can be given that, if applied for, any patents will be issued, or, if issued, that such patents will be valid or will provide any significant competitive protection for such products. Only certain features of Video Blackjack, Live Video Craps, and any other products the Company may develop in the future may be eligible for patent protection. Such protection may not preclude competitors from developing products with features similar to the Company's products.

GOVERNMENT REGULATION

         The manufacture, distribution, sale and operation of gaming machines are subject to extensive federal, state, provincial, tribal, and local regulation, including licensing requirements. These regulations are constantly changing and evolving, and may permit additional gaming or curtail gaming in various jurisdiction in the future, which may have a material adverse impact on the Company. The Company, its key personnel, and the Company's gaming machines are required to hold various licenses from each jurisdiction in which the Company does business. Generally, regulatory authorities have broad discretion when granting, renewing or revoking such licenses. The failure of the Company, any of its key personnel, or its gaming machines to obtain or retain a license in any jurisdiction could have a material adverse effect on the Company or on the ability of the Company, its key personnel, and its gaming machines to obtain or retain required licenses in other jurisdictions. If the Company enters into lease participation agreements under which the Company shares in the revenues generated by gaming machines, the Company may be subject to additional regulation as a gaming operator. Regulatory authorities may require significant shareholders to submit to background investigations and respond to questions from regulatory authorities, and may revoke the Company's licenses based upon their findings.

         Generally, holders of 10% or more of a corporation's common stock are deemed significant shareholders, but certain jurisdictions have thresholds as low as 5%. Upon becoming licensed in certain jurisdictions, including Mississippi, Nevada, and New Jersey, the Company may be required to obtain such jurisdictions' prior approval for activities in other jurisdictions. No assurance can be given that such licenses, permits or approvals will be given or renewed. Regulations must be adopted and implemented before the Company can commence operations in certain states, and most of the regulations concerning gaming on Indian land continue to be promulgated. The Company cannot predict the nature of the regulatory scheme in these jurisdictions, or in any jurisdiction that may authorize gaming operations in the future. Any such regulatory scheme may have an adverse effect on the Company, its key personnel and its shareholders. See "Regulation" in the Company's Form 10-K for the year ended December 31, 1995, for additional discussion regarding governmental regulation.

POTENTIAL REVENUE AND STOCK PRICE VOLATILITY

         The Company's future operating results may vary substantially from quarter to quarter. Revenues in any quarter are substantially dependent on regulatory approval, receipt of orders and delivery and installation in that quarter. Because the Company's staffing and operating expenses are based on anticipated revenue levels, and a high percentage of the Company's costs are fixed,



                                        6



in the short-term, the loss of any one order, or the failure to obtain new orders as existing orders are completed, could have a material adverse effect or cause significant fluctuations in the Company's revenues and cash flow from quarter to quarter. Due to these and other factors, including the general economy, stock market conditions or announcements by the Company or its competitors, the market price of the securities offered hereby may be highly volatile.

DEPENDENCE ON KEY PERSONNEL

         The Company is highly dependent upon the personal efforts and abilities of certain key personnel. The loss of the services of any member of management could have a substantial adverse effect on the Company's ability to achieve its objectives.

ABSENCE OF DIVIDENDS

         The Company has not paid any dividends on its capital stock since its incorporation and does not intend to pay any cash dividends in the foreseeable future.

UNDESIGNATED STOCK

         The Company's authorized capital consists of 100,000,000 shares of capital stock. The Board of Directors, without any action by the Company's shareholders, is authorized to designate and issue shares in such classes or series (including classes or series of preferred stock) as it deems appropriate and to establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. Other than the presently outstanding classes of capital stock, no other class of common stock, or preferred stock, is currently designated and there is no current plan to designate or issue any such securities. The rights of holders of preferred stock and other classes of commons stock that may be issued may be superior to the rights granted to the holders of the shares. Further, the ability of the Board of Directors to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal regarding the Company and the issuance of additional shares having preferential rights could adversely affect the, voting power and other rights of holders of Common Stock.

CONFLICTS OF INTEREST

         Grand Casinos is a principal shareholder of the Company. Two directors of the Company, Lyle Berman and Stanley M. Taube, are officers, directors and principal shareholders of Grand Casinos. The Company and Grand Casinos have entered into an agreement that allows casinos owned or managed by Grand Casinos or its affiliates to purchase the Company's video gaming machines at distributor level prices. Messrs. Berman and Taube may have conflicts of interest with respect to this agreement, any future agreements between the Company and Grand Casinos, and with respect to the sale of the Company's video gaming machines to competitors of Grand Casinos.

SHARES ELIGIBLE FOR FUTURE SALE



                                        7



         The sale, or availability for sale, of substantial amounts of Common Stock in the public market subsequent to this offering of Common Stock may adversely affect the prevailing market price of Common Stock and may impair the Company's ability to raise additional capital by the sale of its equity securities. Assuming the exercise of all Warrants, the Company will have 6,897,515 shares of Common Stock outstanding immediately following this offering, of which 139,000 shares will be held by executive officers and directors of the Company and 1,025,000 shares of Common will be held by Grand Casinos, Inc. In addition, as of June 7, 1996, the Company had 554,000 shares of Common Stock subject to outstanding options granted under its stock option plans and through direct grants and 102,500 shares issuable upon exercise of a warrant issued to Grand Casinos, Inc.

MINNESOTA ANTI-TAKEOVER LAW; RESTRICTIONS IN ARTICLES OF INCORPORATION; POTENTIAL ANTI- TAKEOVER EFFECT

         The Company is subject to Minnesota statutes regulating business combinations and restricting voting rights of certain persons acquiring shares of the Company, which may hinder or delay a change in control of the Company. Beneficial owners of more than certain designated percentages of the Company's securities are subject to certain reporting and qualification procedures established by state and federal gaming authorities. The Company is authorized under the Company's Articles of Incorporation, and may be required, under certain circumstances, to redeem at fair market value securities held by persons whose status as a security holder may jeopardize the Company's eligibility to hold gaming licenses. Such restrictions may discourage acquisitions of blocks of the Company's securities and may have an anti-takeover effect.


                                 USE OF PROCEEDS

         The net proceeds to be received by the Company if all of the Warrants are exercised in full is estimated to be approximately $4,300,000. The net proceeds will be used for working capital and general corporate purposes. The Company will not receive any proceeds from the sale of the Common Stock by the Selling Shareholders.



                                        8



                              SELLING SHAREHOLDERS

         The following table sets forth the number of shares of the Common Stock owned by each Selling Shareholder as of the date hereof and after giving effect to this offering. This table does not include the aggregate of 250,000 shares of Common Stock issuable upon exercise of the Underwriters' Warrant and the Redeemable Warrants. All Selling Shareholders are investment bankers or financial consultants who provided consulting services to the Company. The Company will not receive any proceeds from the sale of the Common Stock by the Selling Shareholders.


                                                                           Amount of
                                       Beneficial       Shares Offered    Beneficial
                                    Ownership Prior       by Selling    Ownership After
Name                                to the Offering      Shareholders    the Offering
- ----                                ---------------      ------------    ------------
Ladenburg, Thalmann & Co. Inc.           0%                 100,000            0%
Lions Gate Capital Corp.                 0%                 150,000            0%




                                        9



                              PLAN OF DISTRIBUTION

         The Underwriters' Warrants were originally issued and purchased in May 1993 in connection with the Company's initial public offering of its Common Stock. Each Underwriters' Warrant entitles the holder to purchase a unit consisting of one share of Common Stock and one Redeemable Warrant, at a price of $6.90 per unit, until May 28, 1998. Each Redeemable Warrant entitles the holder to purchase one share of Common Stock, at a price of $8.50 per share, until August 31, 1996. The Company has the right to redeem the Redeemable Warrants, at $0.01 per Redeemable Warrant, upon 30 days written notice, provided that the closing bid price for the Common Stock exceeds $9.50 per share for any 20 consecutive trading days prior to such notice. This Registration Statement is being filed by, and at the expense of, the Company pursuant to obligations contained in the Underwriters' Warrants. The Company agreed to file a registration statement under the Securities Act covering the shares of Common Stock underlying the Underwriters' Warrants promptly from the date the Company received a written request from the majority of the holders of the Underwriters' Warrants and agreed to use its best efforts to cause such registration statement to be declared effective as soon as practicable thereafter, and to use its best efforts to keep such registration statement effective.

         100,000 Selling Shareholders' Warrants were issued to Ladenburg, Thalmann & Co. Inc. in connection with investment banking services provided to the Company. 50,000 of such warrants are exercisable at $8.00 per warrant and 50,000 of such warrants are exercisable at $9.00 per warrant. Such warrants expire September 7, 1999.

         150,000 Selling Shareholders' Warrants were issued to Lions Gate Capital Corp. in connection with investor relation services provided to the Company. Such warrants are exercisable and expire as follows:


        Number              Exercise Price         Expiration Date
        ------              --------------         ---------------
        25,000                   $8.00                 9/7/98
        25,000                   $8.00                 9/7/99
        25,000                  $10.00                 9/7/98
        25,000                  $10.00                 9/7/99
        25,000                  $13.00                 9/7/98
        25,000                  $13.00                 9/7/99

         The Shares may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following:
(a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the



                                       10



transaction; (b) purchases by a broker of dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act") in connection with such sales. In addition, any securities converted by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.


                                  LEGAL MATTERS

         Certain legal matters in connection with the validity of the securities offered hereby will be passed upon for the Company by Maslon Edelman Borman & Brand, a Professional Limited Liability Partnership, Minneapolis, Minnesota.


                                     EXPERTS

         The financial statements of Innovative Gaming Corporation of America as of December 31, 1995 and for the year then-ended incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.



                                       11



NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.



TABLE OF CONTENTS                                     PAGE

ADDITIONAL INFORMATION................................  2

INCORPORATION OF CERTAIN DOCUMENTS
         BY REFERENCE.................................  2

RECENT DEVELOPMENTS...................................  3

RISK FACTORS..........................................  4

USE OF PROCEEDS.......................................  8

SELLING SHAREHOLDERS..................................  9

PLAN OF DISTRIBUTION.................................. 10

LEGAL MATTERS......................................... 11

EXPERTS  ............................................. 11









                                INNOVATIVE GAMING
                             CORPORATION OF AMERICA


                                 500,000 SHARES
                                       OF
                                  COMMON STOCK

                                125,000 WARRANTS
                                   TO PURCHASE
                             SHARES OF COMMON STOCK


                              ---------------------
                                   PROSPECTUS
                              ---------------------










                                     , 1996









                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses in connection with the issuance and distribution of the securities registered hereby, other than underwriting discounts and fees, are set forth in the following table:


Securities and Exchange                              2,215.52
Commission Registration Fee
Accounting Fees                                      5,000.00
Legal Fees and Expenses                             15,000.00
Miscellaneous                                        2,784.48
                                               --------------
Total                                              25 ,000.00
                                               ==============


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company is governed by Minnesota Statutes Chapter 302A. Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Subdivision 4 of Section 302A.521 of the Minnesota Statutes provides that a company's articles of incorporation or bylaws may prohibit such indemnification or place limits upon the same. The Company's articles and bylaws do not include any such prohibition or limitation. As a result, the Company is bound by the indemnification provisions set forth in Section 302A.521 of the Minnesota Statutes.

    As permitted by Section 302A.251 of the Minnesota Statutes, the Articles of Incorporation of the Company provide that a director shall have no personal liability to the Company and its shareholders for breach of his fiduciary duty as a director, to the fullest extent permitted by law. The Underwriting Agreement contains provisions under which the Company, on the one hand, and the Underwriters, on the other hand, have agreed to indemnify each other (including officers and directors of the Company and the Underwriters, and any person who may be deemed to control the Company or the Underwriters) against certain liabilities, including liabilities under the Securities Act of 1933, as amended.



                                                       II-1



ITEM 16. EXHIBITS.


    EXHIBIT     DESCRIPTION OF DOCUMENT

       5        Opinion of Maslon Edelman  Borman & Brand, a Professional
                Limited Liability Partnership.
       23(1)    Consent of Arthur Andersen LLP.
       23(2)    Consent of Maslon Edelman  Borman & Brand, a Professional
                Limited Liability Partnership (included in Exhibit 5).
       24       Power of Attorney (included on pages II-3 and II-4).

    -------------------


ITEM 17. UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



                                      II-2



                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, State of Minnesota, on June 7, 1996.

                                 INNOVATIVE GAMING CORPORATION OF AMERICA
                                  Registrant

                                 By:   /s/ Edward G. Stevenson
                                    Name:  Edward G. Stevenson
                                    Title: President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Edward G. Stevenson and Craig M. Bullis, each or either of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 7th day of June, 1996 by the following persons in the capacities indicated:

          SIGNATURE                                   TITLE

/s/ Edward G Stevenson
    Edward G Stevenson                 President, Chief Executive Officer
                                        and Director
                                        (principal executive officer)
/s/ Lyle Berman
    Lyle Berman                        Director

/s/ Stanley M. Taube
    Stanley M. Taube                   Director



                                      II-3



                                  EXHIBIT INDEX



 EXHIBIT        DESCRIPTION OF DOCUMENT                                  PAGE

    5 Opinion of Maslon Edelman Borman & Brand, a Professional Limited Liability Partnership.

   23(1)        Consent of Arthur Andersen LLP.



                                      II-4